Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SuperGen Reports 2007 Fourth Quarter and
Financial Results

Company Achieves 2007 Net Income of $13.1 Million

DUBLIN, Calif., March 3, 2008:  SuperGen Inc., (NASDAQ: SUPG), a pharmaceutical company dedicated to the discovery, rapid development and commercialization of therapies for solid tumors and hematological malignancies,  today reported financial results for the fourth quarter and year ended December 31, 2007.

The Company reported net income for the 2007 fourth quarter of $5.1 million, or $0.09 per fully diluted share, compared with a net loss of $6.3 million, or $0.11 per fully diluted share, for the same prior year period.  The Company reported net income for the year ended December 31, 2007 of $13.1 million, or $0.23 per fully diluted share, compared with a net loss of $16.5 million, or $0.31 per fully diluted share, for the same prior year period.

Highlights for 2007 include:

•                  Dacogen royalty revenue was $22.3 million compared to $3.4 million for 2006.

•                  A major contributor to net income during 2007 was the gain on disposition of non-core assets including the sale of worldwide rights for Nipent® (pentostatin for injection) and Surface Safe®, resulting in a reported gain on sale of products of $33.7 million.

•                  The Company closed the year with unrestricted cash, cash equivalents, and marketable securities totaling approximately $91 million.

“SuperGen has again achieved several significant milestones during 2007 including the start of Phase 1 and Phase 1b clinical trials of MP470, a novel, oral, multi-targeted tyrosine kinase inhibitor (TKI),” said Dr. James Manuso, President and Chief Executive Officer.  “We entered 2008 with a strong financial position.  Our license agreement with MGI PHARMA, now an Eisai company, is expected to yield increasing royalty revenues.  Our financial position and revenue prospects will be used to fund the development of a rich pipeline that will ultimately enhance overall stockholder value.”

2007 Fourth Quarter Results

Total revenues for the 2007 fourth quarter were $7.8 million, compared with $2.9 million for the same prior year period.  Royalty revenue for the 2007 fourth quarter was $7.8 million, compared with $2.4 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen® (decitabine) for Injection.  The Company recognizes royalty revenue on a cash basis when it is received.  There was no net product revenue for the 2007 fourth quarter compared with net product revenue of $467,000 for the same prior year period.  The decrease in net product revenue during the 2007 fourth quarter was primarily due to the sale of the Company’s worldwide rights for Nipent and Surface Safe to Mayne Pharma (acquired by Hospira, Inc. in February 2007).

Excluding the gain on sale of products, total costs and operating expenses for the 2007 fourth quarter were $9.4 million compared with $10.6 million for the same prior year period.  The primary reasons for the decrease in total costs and operating expenses for the 2007 fourth quarter were reductions in cost of product revenue and sales and marketing expenses resulting from the sale of the Company’s worldwide rights for Nipent and Surface Safe to Mayne Pharma, offset in part by higher research and development costs related to product development activities and an increase in the non-cash charge for stock-based compensation expense.  Included in the gain on sale of products for the 2007 fourth quarter was the receipt of additional milestones earned on the sale of products to Mayne Pharma.  There were no similar milestone payments for the same prior year period.

The Company reported net income for the 2007 fourth quarter of $5.1 million, or $0.09 per fully diluted share, compared with a net loss of $6.3 million, or $0.11 per fully diluted share, for the same prior year period.  Included in net income for the 2007 fourth quarter is the gain on sale of products for additional milestone payments earned of $6.0 million, a non-cash charge of $1.1 million for stock-based compensation expense and an income tax provision of $175,000 resulting primarily from the tax impact of recognizing various milestone payments received from the sale of products to Mayne Pharma.  Included in the 2006 fourth quarter net loss is a non-cash gain for a change in valuation of derivatives of $490,000.  There was no similar non-cash gain during the 2007 fourth quarter because the related derivatives expired at the end of 2006.

2007 Year-End Financial Results

Total revenues for 2007 were $23.0 million, compared with $38.1 million for the same prior year period.  Royalty revenue for 2007 was $22.3 million, compared with $3.4 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement previously entered into with MGI PHARMA.  The Company recognizes royalty revenue on a cash basis when it is received.  Total revenues for 2006 included $25.1 million of primarily milestone payments included in development and license revenue pursuant to the license agreement with MGI PHARMA.  There was no similar development and license revenue for 2007.  Net product revenue for 2007 was $621,000, compared to $9.6 million for the same prior year period.  The reduction in net product revenue for 2007 was primarily due to the sale of the Company’s worldwide rights for Nipent and Surface Safe to Mayne Pharma.

Excluding the gain on sale of products, total costs and operating expenses for 2007 were $47.1 million compared with $59.6 million for the same prior year period.  The primary reasons for the decrease in total costs and operating expenses for 2007 were a lower net non-cash operating charge relating to acquired in-process research and development associated with the acquisition of Montigen Pharmaceuticals and reductions in the cost of product revenue and sales and marketing expenses resulting primarily from the sale of the Company’s worldwide rights for Nipent and Surface Safe offset in part by higher research and development costs related to increased product development activities and an increase in the non-cash charge for stock-based compensation expense.  Included in the gain on sale of products for 2007 was the recognition of the deferred gain and additional gains recognized on the sale of products to Mayne Pharma as well as the recognition of gains on the sale of other products to Intas Pharmaceuticals.

The Company reported net income for 2007 of $13.1 million, or $0.23 per fully diluted share, compared with a net loss of $16.5 million, or $0.31 per fully diluted share, for the same prior year period.  Included in net income for 2007 is a gain on sale of products of $33.7 million offset in part by a non-cash operating charge relating to acquired in-process research and development of approximately $10.0 million, a non-cash charge of $4.3 million for stock-based compensation expense and an income tax provision of $411,000 resulting primarily from the tax impact of recognizing various milestone payments received from the sale of products to third parties.  Included in the net loss for 2006 was a non-cash gain for a change in valuation of derivatives of $1.8 million.  There was no similar non-cash gain during 2007 because the related derivatives expired at the end of 2006.

As of December 31, 2007, the Company had approximately $91 million in unrestricted cash, cash equivalents and marketable securities.

2008 Financial Guidance

The Company expects to report royalty revenue for 2008 in a range from $32 million to $35 million.  The Company’s royalty revenue is initially based on the annual end user guidance of approximately $157 million for 2008 provided by Eisai Co., Ltd. (which acquired MGI PHARMA in January 2008) in its quarterly conference call in early February 2008.  The Company recognizes royalty revenue on a cash basis when it is received.  The Company also expects to record additional milestones that relate to the prior sale of products to Mayne Pharma that are estimated to range from $1.6 million to $2.6 million.  No other cash flows resulting from business development transactions are currently reflected in the 2008 financial guidance.  Research and development expenses for 2008 are expected to total approximately $34 million to $36 million with the growth over 2007 influenced by increasing costs related to clinical trial programs such as MP470, ongoing product development efforts with the product pipeline and increasing investment in the discovery, pre-clinical, regulatory and clinical areas of the Company.  The Company expects to record a non-cash charge during 2008 of approximately $5.2 million for acquired in-process research and development which relates to a milestone payment to the former Montigen stockholders for the filing of a second Investigational New Drug application with the Food and Drug Administration.  Selling, general and administrative expenses for 2008 are expected to total approximately $14 million. Included in the 2008 total operating expenses are non-cash stock-based compensation expenses of approximately $4.3 million.   Based on the elements of the 2008 financial guidance the Company is estimating a loss from operations in a range from $18 million to $20 million.  The Company expects average shares outstanding for 2008 will be approximately 58 million common shares.

Corporate News

October 2007:

•                  As part of a series of presentations at the 2007 AACR-NCI-EORTC International Conference, the Company announced the following: MP470, a clinical-stage multi-targeted tyrosine kinase inhibitor, demonstrates preclinical synergy with DNA damaging agents (Poster A173, Abstract 1026); S110, a decitabine-derived DNA demethylating agent, shows improved pre-clinical activity due to increased drug delivery and stability (Poster 140, Abstract 1038); and, the proprietary CLIMB™ technology was successful in the lead development and design of small molecule JAK2 and Pim kinase inhibitors (Posters C200, Abstract 907 and C208, Abstract 985). Also, Dr. Peter A. Jones, Director of USC’s Norris Cancer Center, further discussed S110 in a plenary session on cancer epigenetics.

•                  The Company announced during an oral presentation at the American Society for Therapeutic Radiology and Oncology’s 49th Annual Meeting in Los Angeles that MP470, a clinical-stage multi-targeted tyrosine kinase inhibitor, is cytotoxic to glioblastoma multiforme cell lines (Abstract 178). Activity was also demonstrated in vivo in a glioblastoma multiforme xenograft model. Evidence presented suggests that MP470 inhibits DNA damage repair through suppression of a critical DNA repair protein, Rad51.  Dr. James Welsh of the University of Arizona, who conducted these pre-clinical studies, also revealed that the pre-clinical activity of MP470 against glioblastoma multiforme cells is synergistic with radiation.

December 2007:

•                  As part of a series of presentations at the American Society of Hematology’s 49th Annual Meeting, the Company described how its proprietary CLIMB technology was used in lead development and design of small molecule Pim kinase inhibitors (Poster 845, Abstract 2655) and how its novel decitabine dinucleotide compound, S110, activates an important fetal hemoglobin biomarker in baboons, confirming the product’s ability to activate a specific silenced gene (Abstract 571). An oral presentation by Donald Lavelle, Ph.D., of the University of Illinois at Chicago, provided evidence that S110 increases fetal hemoglobin and decreases DNA methylation in non-human primates and cultured human erythroid progenitor cells (Poster 779).  Finally the prevention of cancer cell proliferation in non-clinical models, by the Company’s lead JAK2 kinase inhibitors was presented (Abstract 3560).

•                  The Company announced that investigators dosed the first patient in a multi-arm Phase 1b clinical trial of MP470, a novel, oral, multi-targeted tyrosine kinase inhibitor (TKI). The trial will evaluate MP470 in combination with several standard of care chemotherapy regimens, including carboplatin/paclitaxel, carboplatin/etoposide, docetaxel, topotecan, and erlotinib. The trial is expected to enroll up to 105 patients at five study centers.  The Phase 1b trial is an open label, dose-escalation study designed to assess the safety and tolerability of MP470 in combination with these standard of care chemotherapy regimens, and to define the dose of MP470 to advance into Phase 2 combination studies. Additionally, the Company will assess pharmacokinetic and biomarker data from the study.  The trial is open to chemotherapy naïve or treatment experienced patients with a variety of solid tumors irrespective of previous lines of therapy.

Conference Call Information

SuperGen will host a conference call to discuss the results of the 2007 fourth quarter and annual financial results today at 1:30 p.m. PT / 4:30 p.m. ET.  A live webcast of the conference call is accessible via the investor relations section of the Company’s web site at http://ir.supergen.com.  A webcast replay of the conference call will be available for 90 days.

About SuperGen

Based in Dublin, California, SuperGen, Inc. is a pharmaceutical company dedicated to the discovery, rapid development and commercialization of therapies for solid tumors and hematological malignancies. SuperGen is developing a number of therapeutic anticancer products focused on kinase and cell signaling inhibitors and DNA methyltransferase inhibitors. For more information about SuperGen, please visit http://www.supergen.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include statements regarding SuperGen’s expectation that it will receive the balance of the purchase price for Nipent from Mayne Pharma, expectations regarding the multi-arm Phase 1b clinical trial of MP470, a novel oral multi-targeted tyrosine kinase inhibitor (TKI), expectations about revenue, gains from sales of non-core assets and operating expenses, as well as SuperGen’s expectations and successful development of all its pipeline products.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to, risks and uncertainties related to the achievement of developmental milestones with respect to the compounds acquired in the Montigen acquisition, the research and development of MP470, the satisfaction of the contingencies related to the sale of the worldwide rights to Nipent and Surface Safe to Mayne Pharma, and the ability of MGI to generate global sales of Dacogen.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials and obtaining regulatory approval of our products and product candidates, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Timothy L. Enns	Mary M. Vegh
SuperGen, Inc.	SuperGen, Inc.
SVP, Corporate Communications	Manager, Investor Relations
& Business Development	Tel: (925) 560-2845
Tel: (925) 560-0100 x111
E-mail: tenns@supergen.com	E-mail: mary.vegh@supergen.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow…

SUPERGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenues:
Net product revenue	$—	$467	$621	$9,563
Development and license revenue from MGI PHARMA	—	29	—	25,093
Royalty revenue	7,797	2,384	22,333	3,427
Total revenues	7,797	2,880	22,954	38,083

Costs and operating expenses:
Cost of product revenue	—	126	221	2,003
Research and development	6,237	5,035	23,423	16,544
Selling, general, and administrative	3,175	5,402	13,520	24,714
Acquired in-process research and development	—	—	9,967	16,318
Gain on sale of products	(6,000)	—	(33,677)	—
Total costs and operating expenses	3,412	10,563	13,454	59,579

Income (loss) from operations	4,385	(7,683)	9,500	(21,496)

Interest income	990	952	4,017	2,746
Gain on disposition of investment in AVI BioPharma stock resulting from exercise of warrant	—	—	—	780
Other income (expense)	(59)	241	(25)	241
Change in valuation of derivatives	—	490	—	1,817
Income (loss) before income tax provision	5,316	(6,000)	13,492	(15,912)

Income tax provision	(175)	(323)	(411)	(575)

Net income (loss)	$5,141	$(6,323)	$13,081	$(16,487)
Net income (loss) per common share:
Basic	$0.09	$(0.11)	$0.23	$(0.31)
Diluted	$0.09	$(0.11)	$0.23	$(0.31)
Weighted average shares used in net income (loss) per common share calculation:
Basic	57,499	55,164	56,868	53,439
Diluted	57,661	55,164	57,301	53,439

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$78,055	$67,704
Marketable securities	9,375	—
Accounts receivable, net	71	489
Development revenue receivable from MGI PHARMA	—	29
Accounts receivable from Mayne Pharma	58	1,502
Inventories, net	—	223
Prepaid distribution and marketing rights	—	630
Prepaid expenses and other current assets	728	1,111
Total current assets	88,287	71,688

Marketable securities, non-current	3,419	179
Investment in stock of related parties	—	659
Property, plant and equipment, net	4,435	3,752
Goodwill	731	731
Other intangibles, net	532	958
Restricted cash and investments, non-current	2,536	10,043
Other assets	508	36
Total assets	$100,448	$88,046

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,327	$3,864
Accrued liabilities .	687	1,338
Payable to AVI BioPharma	565	565
Deferred gain on sale of products to Mayne Pharma	600	11,754
Deferred revenue	—	459
Accrued payroll and employee benefits	2,782	3,296
Total current liabilities	6,961	21,276

Deferred rent	832	938
Total liabilities	7,793	22,214

Total stockholders’ equity	92,655	65,832
Total liabilities and stockholders’ equity	$100,448	$88,046